                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112274


           Addendum to Prospectus Supplement Dated February 27, 2004

                                                         Dated: April 1, 2004

                                STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $1,100,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on April 1, 2004 and terminating on April 30, 2004 is $3,414 representing an effective yield to maturity of 5.8%.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation must be received by Development Corporation for Israel by April 23, 2004.